Exhibit 10.14

AGREEMENT

This AGREEMENT (this “Agreement”) is made as of June 26, 2015 (the “Effective Date”) by and among George Karfunkel, Bernard Karfunkel (together with George Karfunkel, the “Investors”) and OncoCyte Corporation, a California corporation (“OncoCyte” and together with the Investors, individually each a “Party” and collectively, the “Parties”).

RECITALS

A.           The Investors purchased shares of common stock, no par value (“Shares”), of OncoCyte (the “Investment”) pursuant to a subscription agreement dated as of May 8, 2015 (the “Subscription Agreement”) as part of a rights offering.

B.           OncoCyte may wish to conduct another rights offering on or before June 30, 2016 and the Investors are willing to commit to participate in such potential rights offering on the terms set forth herein.

C.           In connection with the Investors' commitment to participate in the potential rights offering, the parties have agreed to certain other terms and conditions, as set forth herein.

NOW, THEREFORE, for the consideration set forth herein and other good and valuable consideration, the Parties herein agree as follows:

1.           Commitment to Participate in Potential Rights Offering. In the event OncoCyte conducts a rights offering on or before June 30, 2016 at a pre-money valuation of OncoCyte of at least $40,000,000.00, if so requested by OncoCyte, the Investors shall enter into a Purchase Agreement with OncoCyte pursuant to which the Investors shall purchase from OncoCyte newly issued Shares on the terms and conditions offered to shareholders in the rights offering with an aggregate purchase price equal to the lesser of (a) the percentage of the total amount of capital which the Company seeks to raise in such rights offering (including the amount of capital which the Company seeks to raise from third party investors in any concurrent offering) equal to the Investors' aggregate pro rata share of the Shares on the record date for such rights offering, determined on a fully diluted basis, and (b) $3,000,000.00, or such lesser amount requested by OncoCyte.

2.           Contingent Issuance of Additional Shares. In the event that shares of common stock of OncoCyte are not publicly traded on any stock exchange or over-the-counter market by January 15, 2016, then promptly following such date, OncoCyte will issue warrants to purchase 1,750,000 Shares to George Karfunkel and wan-ants to purchase 1,250,000 Shares to Bernard Karfunkel, at an exercise price of $.01 per Share (collectively, the “Warrants”). If issued, the Warrants will expire on December 31, 2016.

3.           Non-Compete.

(a)           The Investors agree that, for a period of one year beginning on the date hereof, neither of them shall invest or engage, directly or indirectly, whether as a partner, equity holder, lender, principal, agent, affiliate, consultant or otherwise, in any business anywhere in the world that develops products for the diagnosis and treatment of cancer or otherwise competes with OncoCyte in any way; provided, however, that the passive ownership of less than 5% of the outstanding stock of any publicly-traded corporation will not be deemed, solely by reason thereof, to be in violation of this Section 3.

(b)           If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 3 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(c)           The Investors expressly acknowledge that a breach of any of the terms and conditions contained in this Section 3 will cause OncoCyte irreparable and continuing harm for which there is no adequate remedy at law, and OncoCyte is therefore entitled to seek injunctive relief and specific performance without the requirement of posting bond or other undertaking. OncoCyte's right to seek injunctive relief and specific performance shall in no way limit its right to seek any other legal remedies or other relief available to it. The Investors hereby acknowledge and agree that the covenants and agreements set forth in this Section 3 are a material inducement to OncoCyte to enter into this Agreement and to perform its obligations hereunder, and that OncoCyte would not have entered into this Agreement without such covenants and agreements being made a part of this Agreement.

4.           Full and Complete Release of Claims.

(a)           Each Investor, for himself and on behalf of his past, present and future affiliates, heirs, executors, representatives, attorneys, insurers, administrators, agents, successors and assigns and each of their respective past, present and future shareholders, members, managers, officers, directors, employees, heirs, executors, representatives, attorneys, insurers, administrators, agents, predecessors, successors and assigns (collectively, the “Releasors”), hereby irrevocably, fully and forever releases and discharges OncoCyte and its past, present and future parents, subsidiaries, affiliates, predecessors, representatives, attorneys, insurers, administrators, agents, successors and assigns and each of their respective past, present and future shareholders, members, managers, officers, directors, employees, representatives, attorneys, insurers, administrators, agents, predecessors, successors, and assigns (collectively, the “Releasees”), from any and all rights, charges, claims, complaints, demands, damages, debts, losses, obligations, liabilities, costs, expenses, damages, suits, actions, rights of action and causes of action, of any kind or character whatsoever, based on any legal theory whatsoever, including any arising under tort, contract, successor liability, federal, state, local, statutory or common law, whether known or unknown, concealed or hidden, suspected or unsuspected, developed or undeveloped, existing or contingent (collectively, “Claims”) that any one or more of the Releasors has or may have against any of the Releasees as of the date hereof arising under or related to the Subscription Agreement or the Investment (the “Released Claims”); provided, however, that nothing in this Section 4 shall release, waive or in any way limit any of the Releasors' Claims against the Releasees arising under this Agreement. The Investors represent and warrant to OncoCyte they are the sole owners of the Released Claims and they have not assigned, pledged, encumbered or in any manner transferred or conveyed all or any portion of the Released Claims, (ii) they have been given an opportunity to consult with, and have been represented by and have consulted with, legal counsel of their own choice in connection with the negotiating, drafting, and execution of this release, and have relied upon the advice of such legal counsel in negotiating, drafting, and executing the same and (iii) they have the capacity to enter into this Agreement. The Investors hereby acknowledge and agree that the release set forth in this Section 4 is a material inducement to OncoCyte to enter into this Agreement and to perform its obligations hereunder, and that OncoCyte would not have entered into this Agreement without such release being made a part of this Agreement.

(b)           Each Investor acknowledges that it is aware that it or one of the Releasors may hereafter discover facts different from, or in addition to, those which it now knows or believes to be true concerning the Released Claims. Notwithstanding any such different or additional facts, this release shall fully discharge each of the Releasees from any and all Released Claims. The Investors, for themselves and on behalf of the Releasors stipulate and agree that they will have expressly waived the provisions, rights and benefits of California Civil Code §1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

All Releasors providing releases of unknown Claims expressly waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to California Civil Code §1542.

5.           Confidentiality. From and after the Effective Date, the terms of this Agreement, together with the information exchanged by the Parties during negotiation hereof, shall be confidential, and shall not be disclosed by either Party to any other persons, entities or organizations, except (a) to the extent such terms were known by or have been available to the public as of the Effective Date; (b) to the extent such terms become available to the public other than by breach of this Agreement; (c) to the extent required by an order of a court having jurisdiction or under subpoena from a court of law or an appropriate government agency (in which event, the Party receiving any such order or subpoena shall give written notice to the other Party no less than five days prior to responding); (d) in order for such Party to obtain legal, accounting or tax services; (e) in order to enforce this Agreement; or (f) as may be required by such Party to comply with applicable law, rule or regulation of any governmental authority or self-regulatory organization, including, without limitation, the disclosure rules of the Securities and Exchange Commission or the New York Stock Exchange.

6.           Governing Law. This Agreement shall be governed by the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

7.           Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous oral or written agreements, negotiations and discussions with respect to the subject matter hereof. This Agreement may not be altered, modified or amended, unless by agreement in writing executed by the Patties, nor any of its provisions waived, unless in writing by the Party granting such waiver. No failure, delay or forbearance of any Party in insisting upon or enforcing any provisions of this Agreement, or in exercising any rights or remedies under this Agreement, shall be construed as a waiver or relinquishment of any such provisions, rights or remedies, all of which shall remain in full force and effect.

8.           Representation by Counsel. Each Party represents and warrants that it has been represented by legal counsel with respect to the negotiation of the terms of this Agreement, that it has been advised by legal counsel as to its rights and obligations under this Agreement and that it and its legal counsel have participated in the review and drafting of this Agreement. Each Party has had the opportunity to draft, review and edit this Agreement. Accordingly, no presumption for or against any Party arising out of drafting all or any part of this Agreement will be applied in any action relating to or arising from this Agreement.

9.           Miscellaneous. The section headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall constitute an original document and all of which together constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the Parties do hereby execute this Agreement as of the Effective Date.

/s/ George Karfunkel
GEORGE KARFUNKE

/s/ Bernard Karfunkel
BERNARD KARFUNKEL

ONCOCYTE

By:	/s/ William Annett
Name: William Annett
Title: Chief Executive Officer